Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 14n-1(b)(1) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Statement on Schedule 14N (including additional amendments thereto), dated November 10, 2016 with respect to the shares of Common Stock of National Fuel Gas Company. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule.

Dated: November 10, 2016

GAMCO ASSET MANAGEMENT INC.			GABELLI FUNDS, LLC

By:	/s/ David Goldman		By:	/s/ David Goldman
	Name:	David Goldman		Name:	David Goldman
	Title:	General Counsel		Title:	General Counsel